Credit Agreement

This agreement dated as of August 18, 2014 is between JPMorgan Chase Bank, N.A. (together with its successors and assigns, the "Bank"), whose address is 201 N. Central Ave, 21st Floor, AZ1-1178, Phoenix, AZ 85004, and TASER International, Inc. (individually, the "Borrower" and if more than one, collectively, the "Borrowers"), whose address is 17800 N 85th Street, Scottsdale, AZ 85255.

1.	Credit Facilities.

1.1
Scope. This agreement governs Facility A, and, unless otherwise agreed to in writing by the Bank and the Borrower or prohibited by any Legal Requirement (as hereafter defined), governs the Credit Facilities as defined below. This agreement amends and restates that certain Credit Agreement dated as of June 22, 2004. Advances under any Credit Facilities shall be subject to the procedures established from time to time by the Bank. Any procedures agreed to by the Bank with respect to obtaining advances, including automatic loan sweeps, shall not vary the terms or conditions of this agreement or the other Related Documents regarding the Credit Facilities.

1.2
Facility A (Line of Credit). The Bank has approved a credit facility to the Borrower in the principal sum not to exceed $10,000,000.00 in the aggregate at any one time outstanding ("Facility A"). Credit under Facility A shall be repayable as set forth in a Line of Credit Note executed concurrently with this agreement, and any renewals, modifications, extensions, rearrangements, restatements thereof and replacements or substitutions therefor.

Non Usage Fee. The Borrower shall pay to the Bank a non-usage fee (the "Non-usage Fee") with respect to each calendar quarter during the term of Facility A, based on the unused amount of Facility A. The Non-usage Fee shall be an amount equal to A x (B - C) x (D/E), where A equals the Applicable Fee Rate; B equals the maximum amount of Facility A; C equals the average daily outstanding principal balance of Facility A during the calendar quarter; D equals the actual number of days elapsed during the calendar quarter; and E equals 360. Each Non-usage Fee shall be due and payable to the Bank quarterly, in arrears, within fifteen (15) days after the Borrower's receipt of an invoice for the Non-usage Fee from the Bank. The Bank may begin to accrue the foregoing fee on the date the Borrower signs or otherwise authenticates this agreement.

Letter of Credit Sub-Limit. At any time the Borrower is entitled to an advance under Facility A, the Bank agrees to issue letters of credit (all letters of credit issued for the account of the Borrower which are outstanding on the date of the Line of Credit Note and any letter of credit issued under this agreement, together with any and all amendments, modifications, renewals, extensions, increases, restatements and rearrangements of and substitutions and replacements for, any of the foregoing, a "Letter of Credit" or "Letters of Credit") for the account of the Borrower in an amount not in excess of the maximum advance that it would then be entitled to obtain under Facility A, provided that (a) the aggregate maximum amount which is drawn and remains unreimbursed under all Letters of Credit plus the aggregate maximum available amount which may be drawn under all Letters of Credit which are outstanding at any time (the "L/C Obligations"), shall not exceed $5,000,000.00, (b) the issuance of any Letter of Credit with an expiration date beyond the maturity date of the Line of Credit Note shall be subject to the approval of the Bank, (c) any Letter of Credit shall be a standby or commercial letter of credit and the form of the requested Letter of Credit shall be satisfactory to the Bank, and (d) the Borrower shall have executed an application and reimbursement agreement for any Letter of Credit in a form satisfactory to the Bank. While any Letter of Credit is outstanding, the maximum amount of advances that may be outstanding under the Line of Credit Note shall be automatically reduced by the L/C Obligations. The Borrower shall pay the Bank a fee for each standby letter of credit that is issued, calculated at the Applicable Fee Rate per annum (based on a year deemed to be comprised of 360 days, unless the calculation would result in a usurious interest rate, in which case interest will be calculated on the basis of a 365 or 366 day year, as the case may be) of the original maximum amount available of such standby Letter of Credit, with the fee being calculated on the basis of a 360-day year and the actual number of days in the period during which the standby Letter of Credit will be outstanding; provided, however, that such fee shall not be less than $100.00 for each Letter of Credit. The Borrower shall pay the Bank a fee for each commercial letter of credit that is issued, equal to the greater of $100.00 or 1.00% of the original maximum available amount of such commercial Letter of Credit. No credit shall be given for fees paid due to early termination of any Letter of Credit. The Borrower shall also pay the Bank's standard transaction fees with respect to any transactions occurring on account of any Letter of Credit. Each fee shall be payable when the related letter of credit is issued, and transaction fees shall be payable upon completion of the transaction as to which they are charged. All fees may be debited by the Bank to any deposit account of the Borrower with the Bank without further authority and, in any event, shall be paid by the Borrower within ten (10) days following billing. The Bank is authorized, but not obligated to make an advance under the Line of Credit Note without notice to the Borrower, to make payment on a drawing under any Letter of Credit. The aggregate principal amount of advances outstanding at any one time under the Line of Credit Note (and any and all renewals, modifications, extensions, rearrangements, restatements thereof and replacements or substitutions therefor) evidencing Facility A plus the aggregate amount of L/C Obligations outstanding at any time (the "Aggregate Outstanding Amount") shall not exceed the maximum amount of Facility A. If the Aggregate Outstanding Amount still exceeds the maximum amount of Facility A after the Line of Credit Note balance is reduced to zero (that is, L/C Obligations exceed the maximum amount of Facility A), the Borrower shall provide cash collateral to the Bank for the L/C Obligations in an amount sufficient to eliminate the excess. References in this agreement to the principal amount outstanding under the Credit Facilities shall include L/C Obligations.

2.	Definitions and Interpretations.

2.1	Definitions. As used in this agreement, the following terms have the following respective meanings:

A.
"Affiliate" means any Person which, directly or indirectly Controls or is Controlled by or under common Control with, another Person, and any director or officer thereof. The Bank is under no circumstances to be deemed an Affiliate of the Borrower or any of its Subsidiaries.

B.	"Anti-Corruption Laws" means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

C.
"Applicable Fee Rate" means with respect to any standby letter of credit fee or Non-Usage Fee, as the case may be, the rate per annum set forth below opposite the applicable Leverage Ratio (hereinafter defined in Section 5. 2 (M).

Leverage Ratio	Applicable Fee Rate
	Standby LOC Fee	Non-Usage Fee
Greater than 0.75 to 1.00	1.75%	0.20%
Less than or equal to 0.75 to 1.00 but greater than 0.25 to 1.00	1.50%	0.15%
Less than or equal to 0.25 to 1.00	1.25%	0.10%

The Applicable Fee Rate shall, in each case, be determined and adjusted quarterly on the first day of the month after the date of delivery of the quarterly and annual financial statements required by this agreement, provided, however, that if such financial statements are not delivered within two Business Days after the required date (each, an "Fee Determination Date"), the Applicable Fee Rate shall increase to the maximum percentage amount set forth in the table above from the date such financial statements were required to be delivered to the Bank until received by the Bank. The Applicable Fee Rate shall be effective from a Fee Determination Date until the next Fee Determination Date. Such determinations by the Bank shall be conclusive absent manifest error. As of the date hereof, the Applicable Fee Rate with respect to the Standby LOC Fee is 1.50%, and the Applicable Fee Rate with respect to the Non-Usage Fee is 0.15%.

D.
"Authorizing Documents" means certificates of authority to transact business, certificates of good standing, borrowing resolutions, appointments, officer’s certificates, certificates of incumbency, and other documents which empower and authorize or evidence the power and authority of all Persons (other than the Bank) executing any Related Document or their representatives to execute and deliver the Related Documents and perform the Person's obligations thereunder.

E.	"Collateral" means all Property, now or in the future subject to any Lien in favor of the Bank, securing or intending to secure, any of the Liabilities.

F.
"Control" as used with respect to any Person, means the power to direct or cause the direction of, the management and policies of that Person, directly or indirectly, whether through the ownership of Equity Interests, by contract, or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

G.
"Credit Facilities" means all extensions of credit from the Bank to the Borrower, whether now existing or hereafter arising, including but not limited to those described in Section 1, if any, and those extended contemporaneously with this agreement.

H.	"Distributions" means all dividends and other distributions made to any Equity Owners, other than salary, bonuses, and other compensation for services expended in the current accounting period.

I.
"Equity Interests" means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

J.	"Equity Owner" means a shareholder, partner, member, holder of a beneficial interest in a trust or other owner of any Equity Interests.

K.	"GAAP" means generally accepted accounting principles in effect from time to time in the United States of America, consistently applied.

L.
"Intangible Assets" means the aggregate amount of: (1) all assets classified as intangible assets under GAAP, including, without limitation, goodwill, trademarks, patents, copyrights, organization expenses, franchises, licenses, trade names, brand names, mailing lists, catalogs, excess of cost over book value of assets acquired, and bond discount and underwriting expenses; and (2) loans or advances to, investments in, or receivables from (i) any Affiliate, officer, director, employee, Equity Owner or agent of the Borrower or (ii) any Person if such loan, advance, investment or receivable is outside the Borrower's ordinary course of business.

M.
"Legal Requirement" means any law, ordinance, decree, requirement, order, judgment, rule, Sanctions, regulation (or interpretation of any of the foregoing) of any foreign governmental authority, the United States of America, any state thereof, any political subdivision of any of the foregoing or any agency, department, commission, board, bureau, court or other tribunal having jurisdiction over the Bank, any Pledgor or any Obligor or any of its Subsidiaries or their respective Properties or any agreement by which any of them is bound.

N.
"Liabilities" means all indebtedness, liabilities and obligations of every kind and character of the Borrower to the Bank, whether the obligations, indebtedness and liabilities are individual, joint and several, contingent or otherwise, now or hereafter existing, including, without limitation, all liabilities, interest, costs and fees, arising under or from any note, open account, overdraft, credit card, lease, Rate Management Transaction, letter of credit application, endorsement, surety agreement, guaranty, acceptance, foreign exchange contract or depository service contract, whether payable to the Bank or to a third party and subsequently acquired by the Bank, any monetary obligations (including interest) incurred or accrued during the pendency of any bankruptcy, insolvency, receivership or other similar proceedings, regardless of whether allowed or allowable in such proceeding, and all renewals, extensions, modifications, consolidations, rearrangements, restatements, replacements or substitutions of any of the foregoing.

O.	"Lien" means any mortgage, deed of trust, pledge, charge, encumbrance, security interest, collateral assignment or other lien or restriction of any kind.

P.	"Notes" means all promissory notes, instruments and/or contracts now or hereafter evidencing the Credit
Facilities.

Q.	"Obligor" means any Borrower, guarantor, surety, co-signer, endorser, general partner or other Person who may now or in the future be obligated to pay any of the Liabilities.

R.	"Organizational Documents" means, with respect to any Person, certificates of existence or formation, documents establishing or governing the Person or evidencing or certifying that the Person is duly organized and validly existing in accordance with all applicable Legal Requirements, including all amendments, restatements, supplements or modifications to such certificates and documents as of the date of the Related Document referring to the Organizational Document and any and all future modifications thereto approved by the Bank.

S.
"Permitted Investments" means (1) readily marketable direct obligations of the United States of America or any agency thereof with maturities of one year or less from the date of acquisition; (2) fully insured (if issued by a bank other than the Bank) certificates of deposit with maturities of one year or less from the date of acquisition issued by any commercial bank operating in the United States of America having capital and surplus in excess of $500,000,000.00; and (3) commercial paper of a domestic issuer if at the time of purchase such paper is rated in one of the two highest rating categories of Standard and Poor's Corporation or Moody's Investors Service.

T.
"Person" means any individual, corporation, partnership, limited liability company, joint venture, joint stock association, association, bank, business trust, trust, unincorporated organization, any foreign governmental authority, the United States of America, any state of the United States and any political subdivision of any of the foregoing or any other form of entity.

U.	"Pledgor" means any Person providing Collateral.

V.	"Property" means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

W.
"Rate Management Transaction" means any transaction (including an agreement with respect thereto) that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option, derivative transaction or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

X.
"Related Documents" means this agreement, the Notes, Letters of Credit, applications for letters of credit, all loan agreements, credit agreements, reimbursement agreements, security agreements, mortgages, deeds of trust, pledge agreements, assignments, guaranties, and any other instrument or document executed in connection with this agreement or with any of the Liabilities.

Y.
"Sanctions" means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

Z.	"Sanctioned Country" means, at any time, a country or territory which is the subject or target of any Sanctions.

AA.
"Sanctioned Person" means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

AB.
"Subsidiary" means, as to any particular Person (the "parent"), a Person the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of the date of determination, as well as any other Person of which fifty percent (50%) or more of the Equity Interests is at the time of determination directly or indirectly owned, Controlled or held, by the parent or by any Person or Persons Controlled by the parent, either alone or together with the parent.

AC.	"Tangible Net Worth" means total assets less the sum of Intangible Assets and total liabilities.

2.2
Interpretations. Whenever possible, each provision of the Related Documents shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements. If any provision of this agreement cannot be enforced, the remaining portions of this agreement shall continue in effect. In the event of any conflict or inconsistency between this agreement and the provisions of any other Related Documents, the provisions of this agreement shall control. Use of the term "including" does not imply any limitation on (but may expand) the antecedent reference. Any reference to a particular document includes all modifications, supplements, replacements, renewals or extensions of that document, but this rule of construction does not authorize amendment of any document without the Bank’s consent. Section headings are for convenience of reference only and do not affect the interpretation of this agreement. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP. Whenever the Bank's determination, consent, approval or satisfaction is required under this agreement or the other Related Documents or whenever the Bank may at its option take or refrain from taking any action under this agreement or the other Related Documents, the decision as to whether or not the Bank makes the determination, consents, approves, is satisfied or takes or refrains from taking any action, shall be in the sole and exclusive discretion of the Bank, and the Bank's decision shall be final and conclusive.

3.	Conditions Precedent to Extensions of Credit.

5.3
Conditions Precedent to Initial Extension of Credit under each of the Credit Facilities. Before the first extension of credit governed by this agreement and any initial advance under any of the Credit Facilities, whether by disbursement of a loan, issuance of a letter of credit, or otherwise, the Borrower shall deliver to the Bank, in form and substance satisfactory to the Bank:

A.
Loan Documents. The Notes, and as applicable, the letter of credit applications, reimbursement agreements, the security agreements, the pledge agreements, financing statements, mortgages or deeds of trust, the guaranties, the subordination agreements, and any other documents which the Bank may reasonably require to give effect to the transactions described in this agreement or the other Related Documents;

B.
Organizational and Authorizing Documents. The Organizational Documents and Authorizing Documents of the Borrower and any other Persons (other than the Bank) executing the Related Documents in form and substance satisfactory to the Bank that at a minimum: (i) document the due organization, valid existence and good standing of the Borrower and every other Person (other than the Bank) that is a party to this agreement or any other Related Document; (ii) evidence that each Person (other than the Bank) which is a party to this agreement or any other Related Document has the power and authority to enter into the transactions described therein; and (iii) evidence that the Person signing on behalf of each Person that is a party to the Related Documents (other than the Bank) is duly authorized to do so; and

C.	Liens. The termination, assignment or subordination, as determined by the Bank, of all Liens on the Collateral in favor of any secured party (other than the Bank).

3.2
Conditions Precedent to Each Extension of Credit. Before any extension of credit governed by this agreement, whether by disbursement of a loan, issuance of a letter of credit or otherwise, the following conditions must be satisfied:

A.
Representations. The representations of the Borrower and any other parties, other than the Bank, in the Related Documents are true on and as of the date of the request for and funding of the extension of credit;

B.
No Event of Default. No default, event of default or event that would constitute a default or event of default but for the giving of notice, the lapse of time or both, has occurred in any provision of this agreement, the Notes or any other Related Documents and is continuing or would result from the extension of credit;

C.	Additional Approvals, Opinions, and Documents. The Bank has received any other approvals, opinions and documents as it may reasonably request; and

D.
No Prohibition or Onerous Conditions. The making of the extension of credit is not prohibited by and does not subject the Bank, any Obligor, or any Subsidiary of the Borrower to any penalty or onerous condition under, any Legal Requirement.

4.	Affirmative Covenants. The Borrower agrees to do, and cause each of its Subsidiaries to do, each of the following:

4.1
Insurance. Maintain insurance with financially sound and reputable insurers, with such insurance and insurers to be satisfactory to the Bank, covering its Property and business against those casualties and contingencies and in the types and amounts as are in accordance with sound business and industry practices, and furnish to the Bank, upon request of the Bank, reports on each existing insurance policy showing such information as the Bank may reasonably request.

4.2
Existence. Maintain its existence and business operations as presently in effect in accordance with all applicable Legal Requirements, pay its debts and obligations when due under normal terms, and pay on or before their due date, all taxes, assessments, fees and other governmental monetary obligations, except as they may be contested in good faith if they have been properly reflected on its books and, at the Bank's request, adequate funds or security has been pledged or reserved to insure payment.

4.3	Financial Records. Maintain proper books and records of account, in accordance with GAAP, and consistent with financial statements previously submitted to the Bank.

4.4
Inspection. Permit the Bank, its agents and designees to: (a) inspect and photograph its Property, to examine and copy files, books and records, and to discuss its business, operations, prospects, assets, affairs and financial condition with the Borrower's or its Subsidiaries' officers and accountants, at times and intervals as the Bank reasonably determines; (b) perform audits or other inspections of the Collateral, including the records and documents related to the Collateral; and (c) confirm with any Person any obligations and liabilities of the Person to the Borrower or its Subsidiaries. The Borrower will, and will cause its Subsidiaries to cooperate with any inspection or audit. The Borrower will pay the Bank the reasonable costs and expenses of any audit or inspection of the Collateral (including fees and expenses charged internally by the Bank for asset reviews) promptly after receiving the invoice.

4.5	Financial Reports. Furnish to the Bank whatever information, statements, books and records the Bank may from time to time reasonably request, including at a minimum:

A.
Via either the EDGAR System or its Home Page, within ninety (90) days after the filing of its Annual Report on Form 10-K for the fiscal year then ended with the Securities and Exchange Commission, but no event later than ninety (90) days after the end of such fiscal year, the financial statements for such fiscal year as contained in such Annual Report on Form 10-K and, as soon as it shall become available, the annual report to its shareholders for the fiscal year then ended.

B.
Via either the EDGAR System or its Home Page, within forty-five (45) days after the filing of its Quarterly Report on Form 10-Q for the fiscal quarter then ended with the Securities and Exchange Commission, but no event later than forty-five (45) days after the end of such fiscal quarter, copies of the financial statements for such fiscal quarter as contained in such Quarterly Report on Form 10-Q, and, as soon as it shall become available, a quarterly report to its shareholders for the fiscal quarter then ended.

C.
Via either the EDGAR System or its Home Page, promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by it with the Securities and Exchange Commission or any governmental authority succeeding to any or all of the functions of said Commission.

If for any reason either the EDGAR System or its Home Page is not available to it as is required for making available the financial statements or reports referred to above, it shall then furnish a copy of such financial statements or reports to the Bank.

For the purposes of this section, "EDGAR System" means the Electronic Data Gathering Analysis and Retrieval System owned and operated by the United States Securities and Exchange Commission or any replacement system, and "Home Page" means its corporate home page on the World Wide Web accessible through the Internet via the universal resource locator (URL) identified as "http://www.taser.com" or such other universal resource locator that it shall designate in writing to the Bank as its corporate home page on the World Wide Web.

4.4
Notices of Claims, Litigation, Defaults, etc. Promptly inform the Bank in writing of: (1) all existing and all threatened litigation, claims, investigations, administrative proceedings and similar actions or changes in Legal Requirements affecting it which could materially affect its business, assets, affairs, prospects or financial condition; (2) the occurrence of any event which gives rise to the Bank's option to terminate the Credit Facilities; (3) the institution of steps by it to withdraw from, or the institution of any steps to terminate, any employee benefit plan as to which it may have liability; (4) any reportable event or any prohibited transaction in connection with any employee benefit plan; (5) any additions to or changes in the locations of its businesses; and (6) any alleged breach by the Bank of any provision of this agreement or of any other Related Document.

4.5	Other Agreements. Comply with all terms and conditions of all other agreements, whether now or hereafter existing, between it and any other Person.

4.6	Title to Assets and Property. Maintain good and marketable title to all of its Properties, and defend them against all claims and demands of all Persons at any time claiming any interest in them.

4.7
Additional Assurances. Promptly make, execute and deliver any and all agreements, documents, instruments and other records that the Bank may request to evidence any of the Credit Facilities, cure any defect in the execution and delivery of any of the Related Documents, perfect any Lien, comply with any Legal Requirement applicable to the Bank or the Credit Facilities or describe more fully particular aspects of the agreements set forth or intended to be set forth in any of the Related Documents.

4.8	Employee Benefit Plans. Maintain each employee benefit plan as to which it may have any liability, in compliance with all Legal Requirements.

4.9	Banking Relationship. Establish and maintain its primary banking depository and disbursement relationship with the Bank.

4.10
Compliance Certificates. Provide the Bank, within forty-five (45) days after the end of each fiscal quarter and within ninety (90) days after the end of each fiscal year, with a certificate executed by its chief financial officer, or other officer or an individual satisfactory to the Bank, certifying that, as of the date of the certificate, no default exists under any provision of this agreement or the other Related Documents.

4.11
Compliance with Anti-Corruption Laws and Sanctions. Maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

5.	Negative Covenants.

5.1
Unless otherwise noted, the financial requirements set forth in this section will be computed in accordance with GAAP applied on a basis consistent with financial statements previously submitted by the Borrower to the Bank.

5.2	Without the written consent of the Bank, the Borrower will not and no Subsidiary of the Borrower will:

A.
Distributions. Acquire or retire any of its shares of capital stock, or declare or pay dividends or make any other distributions upon any of its shares of capital stock, except (i) repurchases by the Borrower of common shares of its capital stock for cash consideration in an aggregate amount not to exceed $50,000,000 during the term of this agreement, so long as (a) both before and after giving effect to such repurchase, Borrower is in compliance with all terms and conditions of this agreement and (b) after giving effect to such repurchase, Borrower has unencumbered cash (determined in accordance with GAAP) of not less than $10,000,000 and (ii) in the absence of the occurrence of any default, dividends by the Borrower in its capital stock.

B.
Sale of Shares. Issue, sell or otherwise dispose of any shares of its capital stock or other securities, or rights, warrants or options to purchase or acquire those shares or securities, except (i) as expressly permitted pursuant to Section 5.2(A) above and (ii) that Borrower can issue and permit the exercise of employee, director, and consultant stock options in the ordinary course of business.

C.
Debt. Incur, contract for, assume, or permit to remain outstanding, indebtedness for borrowed money, installment obligations, or obligations under capital leases or operating leases, other than (1) unsecured trade debt incurred in the ordinary course of business, (2) indebtedness owing to the Bank, (3) indebtedness reflected in its latest financial statement furnished to the Bank prior to execution of this agreement and that is not to be paid with proceeds of borrowings under the Credit Facilities, (4) indebtedness outstanding as of the date hereof that has been disclosed to the Bank in writing and that is not to be paid with proceeds of borrowings under the Credit Facilities, and (5) additional indebtedness for borrowed money, installment obligations and obligations under capital leases or operating leases not to exceed $2,000,000.00 in the aggregate.

D.	Guaranties. Guarantee or otherwise become or remain secondarily liable on the undertaking of another, except for endorsement of drafts for deposit and collection in the ordinary course of business.

E.
Liens. Create or permit to exist any Lien on any of its Property except: existing Liens known to and approved by the Bank; Liens to the Bank; Liens incurred in the ordinary course of business securing current nondelinquent liabilities for taxes, worker’s compensation, unemployment insurance, social security and pension liabilities; and Liens on domain names, patents, trademarks, and non-compete agreements.

F.
Use of Proceeds. Use, or permit any proceeds of the Credit Facilities to be used, directly or indirectly, for: (1) any personal, family or household purpose; or (2) the purpose of "purchasing or carrying any margin stock" within the meaning of Federal Reserve Board Regulation U. At the Bank's request, it will furnish a completed Federal Reserve Board Form U-1. Request any Credit Facility or use, or permit any proceeds of the Credit Facilities to be used, directly or indirectly, by the Borrower or any of its Subsidiaries or its or their respective directors, officers, employees and agents: (1) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws; (2) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country; or (3) in any manner that would result in the violation of any Sanctions applicable to any party hereto .

G.
Continuity of Operations. (1) Engage in any business activities substantially different from those in which it is presently engaged; (2) cease operations, liquidate, merge, transfer, acquire or consolidate with any other Person, change its name, dissolve, or sell any assets out of the ordinary course of business; (3) enter into any arrangement with any Person providing for the leasing by it of Property which has been sold or transferred by it to such Person; or (4) change its business organization, the jurisdiction under which its business organization is formed or organized, or its chief executive office, or any places of its businesses.

H.
Limitation on Negative Pledge Clauses. Enter into any agreement with any Person other than the Bank which prohibits or limits its ability to create or permit to exist any Lien on any of its Property, whether now owned or hereafter acquired.

I.
Conflicting Agreements. Enter into any agreement containing any provision which would be violated or breached by the performance of its obligations under this agreement or any of the other Related Documents.

J.	Transfer of Ownership. Permit any pledge of any Equity Interest in it or any sale or other transfer of any Equity Interest in it.

K.
Limitation on Loans, Advances to and Investments in Others and Receivables from Others. Purchase, hold or acquire any Equity Interest or evidence of indebtedness of, make or permit to exist any loans or advances to, permit to exist any receivable from, or make or permit to exist any investment or acquire any interest whatsoever in, any Person, except: (1) extensions of trade credit to customers in the ordinary course of business on ordinary terms; (2) Permitted Investments; (3) loans, advances, investments and receivables existing as of the date of this agreement that have been disclosed to and approved by the Bank in writing and that are not to be paid with proceeds of borrowings under the Credit Facilities; (4) so long as no default has occurred at the time of such capital contribution or would result therefrom, capital contributions in an amount not to exceed $500,000 in the aggregate to TASR Global C.V. from TASER International, Inc., and (5) so long as no default has occurred at the time of such loan or would result therefrom, loans in an aggregate principal amount not to exceed $7,000,000 to TASR Global C.V. from TASER International, Inc.

L.	Organizational Documents. Alter, amend or modify any of its Organizational Documents.

M.	Leverage Ratio. Permit at any time, its ratio of (i) total liabilities to (ii) Tangible Net Worth to be greater than 1.00 to 1.00.

N.
Fixed Charge Coverage Ratio. Permit its "Fixed Charge Coverage Ratio" (hereinafter defined in this subsection) for any "Test Period" (hereinafter defined in this subsection) to be less than 1.25 to 1.00. As used in this subsection the term "Fixed Charge Coverage Ratio" means the ratio of (i) net income before income tax expense, plus amortization expense, depreciation expense, interest expense, rent and operating lease payments made, minus any Distributions made, all computed for the Test Period, to (ii) prior period current maturities of long term debt and capital leases (i.e., current maturities of long term debt and capital leases computed as of the beginning of the Test Period), plus interest expense, income tax expense, rent and operating lease payments made, all computed for the Test Period, except as expressly noted otherwise. As used in this subsection, the term "Test Period" means each period of four consecutive fiscal quarters.

O.
Government Regulation. (1) Be or become subject at any time to any Legal Requirement or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits the Bank from making any advance or extension of credit to it or from otherwise conducting business with it, or (2) fail to provide documentary and other evidence of its identity as may be requested by the Bank at any time to enable the Bank to verify its identity or to comply with any applicable Legal Requirement, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

P.	Subsidiaries. Form, create or acquire any Subsidiary.

5.3
Financial Statement Calculations. The financial covenant(s) set forth in the Section entitled "Negative Covenants" or in any subsection thereof shall, except as may be otherwise expressly provided with respect to any particular financial covenant, be calculated on the basis of the Borrower’s financial statements prepared on a consolidated basis with its Subsidiaries in accordance with GAAP. Except as may be otherwise expressly provided with respect to any particular financial covenant, if any financial covenant states that it is to be tested with respect to any particular period of time (which may be referred to therein as a "Test Period") ending on any test date (e.g., a fiscal month end, fiscal quarter end, or fiscal year end), then compliance with that covenant shall be required commencing with the period of time ending on the first test date that occurs after the date of this agreement (or, if applicable, of the amendment to this agreement which added or amended such financial covenant).

6.	Representations.

6.1
Representations and Warranties by the Borrower. To induce the Bank to enter into this agreement and to extend credit or other financial accommodations under the Credit Facilities, the Borrower represents and warrants as of the date of this agreement and as of the date of each request for credit under the Credit Facilities that each of the following statements is and shall remain true and correct throughout the term of this agreement and until all Credit Facilities and all Liabilities under the Notes and other Related Documents are paid in full: (a) its principal residence or chief executive office is at the address shown above, (b) its name as it appears in this agreement is its exact name as it appears in its Organizational Documents, (c) the execution and delivery of this agreement and the other Related Documents to which it is a party, and the performance of the obligations they impose, do not violate any Legal Requirement, conflict with any agreement by which it is bound, or require the consent or approval of any other Person, (d) this agreement and the other Related Documents have been duly authorized, executed and delivered by all parties thereto (other than the Bank) and are valid and binding agreements of those Persons, enforceable according to their terms, except as may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors' rights generally and by general principles of equity, (e) all balance sheets, profit and loss statements, and other financial statements and other information furnished to the Bank in connection with the Liabilities are accurate and fairly reflect the financial condition of the Persons to which they apply on their effective dates, including contingent liabilities of every type, which financial condition has not changed materially and adversely since those dates, (f) no litigation, claim, investigation, administrative proceeding or similar action (including those for unpaid taxes) is pending or threatened against it, and no other event has occurred which may in any one case or in the aggregate materially adversely affect it or any of its Subsidiaries' financial condition, properties, business, affairs or operations, other than litigation, claims, or other events, if any, that have been disclosed to and acknowledged by the Bank in writing, (g) all of its tax returns and reports that are or were required to be filed, have been filed, and all taxes, assessments and other governmental charges have been paid in full, except those presently being contested by it in good faith and for which adequate reserves have been provided, (h) it is not an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended, (i) there are no defenses or counterclaims, offsets or adverse claims, demands or actions of any kind, personal or otherwise, that it could assert with respect to this agreement or the Credit Facilities, (j) it owns, or is licensed to use, all trademarks, trade names, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted, and (k) the execution and delivery of this agreement and the other Related Documents to which it is a party and the performance of the obligations they impose, if the Borrower is other than a natural Person (i) are within its powers, (ii) have been duly authorized by all necessary action of its governing body, and (iii) do not contravene the terms of its Organizational Documents or other agreement or document governing its affairs.

6.2
Representations and Warranties Regarding Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or to the knowledge of the Borrower or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No advance, letter of credit, use of proceeds or other transaction contemplated by the Credit Facilities will violate Anti-Corruption Laws or applicable Sanctions.

7.	Default/Remedies.

7.1	Events of Default/Acceleration. If any of the following events occurs, the Notes shall become due immediately, without notice, at the Bank's option:

A.
Any Obligor fails to pay when due any of the Liabilities or any other debt to any Person, or any amount payable with respect to any of the Liabilities, or under any Note, any other Related Document, or any agreement or instrument evidencing other debt to any Person.

B.
Any Obligor or any Pledgor: (i) fails to observe or perform or otherwise violates any other term, covenant, condition or agreement of any of the Related Documents; (ii) makes any materially incorrect or misleading representation, warranty, or certificate to the Bank; (iii) makes any materially incorrect or misleading representation in any financial statement or other information delivered to the Bank; or (iv) defaults under the terms of any agreement or instrument relating to any debt for borrowed money (other than the debt evidenced by the Related Documents) and the effect of such default will allow the creditor to declare the debt due before its stated maturity.

C.
In the event (i) there is a default under the terms of any Related Document, (ii) any Obligor terminates or revokes or purports to terminate or revoke its guaranty or any Obligor's guaranty becomes unenforceable in whole or in part, (iii) any Obligor fails to perform promptly under its guaranty, or (iv) any Obligor fails to comply with, or perform under any agreement, now or hereafter in effect, between the Obligor and the Bank, or any Affiliate of the Bank or their respective successors and assigns.

D.	There is any loss, theft, damage, or destruction of any Collateral not covered by insurance.

E.	Any event occurs that would permit the Pension Benefit Guaranty Corporation to terminate any employee benefit plan of any Obligor or any Subsidiary of any Obligor.

F.
Any Obligor or any of its Subsidiaries or any Pledgor: (i) becomes insolvent or unable to pay its debts as they become due; (ii) makes an assignment for the benefit of creditors; (iii) consents to the appointment of a custodian, receiver, or trustee for itself or for a substantial part of its Property; (iv) commences any proceeding under any bankruptcy, reorganization, liquidation, insolvency or similar laws; (v) conceals or removes any of its Property, with intent to hinder, delay or defraud any of its creditors; (vi) makes or permits a transfer of any of its Property, which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or (vii) makes a transfer of any of its Property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid.

G.	A custodian, receiver, or trustee is appointed for any Obligor or any of its Subsidiaries or any Pledgor or for a substantial part of their respective Property.

H.
Any Obligor or any of its Subsidiaries, without the Bank's written consent: (i) liquidates or is dissolved; (ii) merges or consolidates with any other Person; (iii) leases, sells or otherwise conveys a material part of its assets or business outside the ordinary course of its business; (iv) leases, purchases, or otherwise acquires a material part of the assets of any other Person, except in the ordinary course of its business; or (v) agrees to do any of the foregoing; provided, however, that any Subsidiary of an Obligor may merge or consolidate with any other Subsidiary of that Obligor, or with the Obligor, so long as the Obligor is the survivor.

I.
Proceedings are commenced under any bankruptcy, reorganization, liquidation, or similar laws against any Obligor or any of its Subsidiaries or any Pledgor and remain undismissed for thirty (30) days after commencement; or any Obligor or any of its Subsidiaries or any Pledgor consents to the commencement of those proceedings.

J.
Any judgment is entered against any Obligor or any of its Subsidiaries, or any attachment, seizure, sequestration, levy, or garnishment is issued against any Property of any Obligor or any of its Subsidiaries or of any Pledgor or any Collateral.

K.	Any individual Obligor or Pledgor dies, or a guardian or conservator is appointed for any individual Obligor or Pledgor or all or any portion of their respective Property, or the Collateral.

L.
Any material adverse change occurs in: (i) the reputation, Property, financial condition, business, assets, affairs, prospects, liabilities, or operations of any Obligor or any of its Subsidiaries; (ii) any Obligor's or Pledgor's ability to perform its obligations under the Related Documents; or (iii) the Collateral.

7.2
Cure Periods. Except as expressly provided to the contrary in this agreement or any of the other Related Documents, the Bank shall not exercise its option to accelerate the maturity of the Notes upon the occurrence of a default unless the default has not been fully cured (i) within five (5) days after its occurrence, if the condition, event or occurrence giving rise to the default can be cured solely by the payment of money or (ii) within ten (10) days after its occurrence, if the condition, event or occurrence giving rise to the default is of a nature that it cannot be cured solely by the payment of money.

Provided, however, that the Borrower shall have no cure rights if the condition, event or occurrence giving rise to the default: (a) is described in any of clauses C(ii), (F), (G), (H), (I), or (K) of the section captioned Events of Default/Acceleration above; or (b) constitutes a breach of any covenant in any of the Related Documents prohibiting the sale or transfer of (i) any Property of any loan party or (ii) any of the Collateral; or (c) during the twelve (12) month period immediately preceding the occurrence of the default either (A) the same default has occurred or (B) three (3) or more other defaults of any nature have occurred. Notwithstanding the existence of any cure period, the Bank shall have no obligation to extend credit governed by this agreement, whether by advance, disbursement of a loan, issuance of a Letter of Credit or otherwise after the occurrence of any default or event which with the giving of notice or the passage of time or both could become a default or during any cure period. The inclusion of any cure period in this agreement shall have no bearing on the due dates for payments under any of the Related Documents, whether for purposes of calculating late payment charges or otherwise.

7.3
Remedies. At any time after the occurrence of a default, the Bank may do one or more of the following: (a) cease permitting the Borrower to incur any Liabilities; (b) terminate any commitment of the Bank evidenced by any of the Notes; (c) declare any of the Notes to be immediately due and payable, without notice of acceleration, presentment and demand or protest or notice of any kind, all of which are hereby expressly waived; (d) exercise all rights of setoff that the Bank may have contractually, by law, in equity or otherwise; and (e) exercise any and all other rights pursuant to any of the Related Documents, at law, in equity or otherwise.

A.
Generally. The rights of the Bank under this agreement and the other Related Documents are in addition to other rights (including without limitation, other rights of setoff) the Bank may have contractually, by law, in equity or otherwise, all of which are cumulative and hereby retained by the Bank. Each Obligor agrees to stand still with regard to the Bank's enforcement of its rights, including taking no action to delay, impede or otherwise interfere with the Bank's rights to realize on any Collateral.

B.
Expenses. To the extent not prohibited by applicable Legal Requirements and whether or not the transactions contemplated by this agreement are consummated, the Borrower is liable to the Bank and agrees to pay on demand all reasonable costs and expenses of every kind incurred (or charged by internal allocation) in connection with the negotiation, preparation, execution, filing, recording, modification, supplementing and waiver of the Related Documents, the making, servicing and collection of the Credit Facilities and the realization on any Collateral and any other amounts owed under the Related Documents, including without limitation reasonable attorneys' fees (including counsel for the Bank that are employees of the Bank or its Affiliates) and court costs. These costs and expenses include without limitation any costs or expenses incurred by the Bank in any bankruptcy, reorganization, insolvency or other similar proceeding involving any Obligor, Pledgor, or Property of any Obligor, Pledgor, or Collateral. The obligations of the Borrower under this section shall survive the termination of this agreement.

C.
Bank’s Right of Setoff. The Borrower grants to the Bank a security interest in the Deposits, and the Bank is authorized to setoff and apply, all Deposits, Securities and Other Property, and Bank Debt against any and all Liabilities. This right of setoff may be exercised at any time from time to time after the occurrence of any default, without prior notice to or demand on the Borrower and regardless of whether any Liabilities are contingent, unmatured or unliquidated. In this paragraph: (a) the term "Deposits" means any and all accounts and deposits of the Borrower (whether general, special, time, demand, provisional or final) at any time held by the Bank (including all Deposits held jointly with another, but excluding any IRA or Keogh Deposits, or any trust Deposits in which a security interest would be prohibited by any Legal Requirement); (b) the term "Securities and Other Property" means any and all securities and other personal Property of the Borrower in the custody, possession or control of the Bank, JPMorgan Chase & Co. or their respective Subsidiaries and Affiliates (other than Property held by the Bank in a fiduciary capacity); and (c) the term "Bank Debt" means all indebtedness at any time owing by the Bank, to or for the credit or account of the Borrower and any claim of the Borrower (whether individual, joint and several or otherwise) against the Bank now or hereafter existing.

8.	Miscellaneous.

8.1
Notice. Any notices and demands under or related to this agreement shall be in writing and delivered to the intended party at its address stated in this agreement, and if to the Bank, at its main office if no other address of the Bank is specified in this agreement, by one of the following means: (a) by hand; (b) by a nationally recognized overnight courier service; or (c) by certified mail, postage prepaid, with return receipt requested. Notice shall be deemed given: (a) upon receipt if delivered by hand; (b) on the Delivery Day after the day of deposit with a nationally recognized courier service; or (c) on the third Delivery Day after the notice is deposited in the mail. "Delivery Day" means a day other than a Saturday, a Sunday or any other day on which national banking associations are authorized to be closed. Any party may change its address for purposes of the receipt of notices and demands by giving notice of the change in the manner provided in this provision.

8.2
Statements. The Bank may from time to time provide the Borrower with account statements or invoices with respect to any of the Liabilities ("Statements"). The Bank is under no duty or obligation to provide Statements, which, if provided, will be solely for the Borrower’s convenience. Statements may contain estimates of the amounts owed during the relevant billing period, whether of principal, interest, fees or other Liabilities. If the Borrower pays the full amount indicated on a Statement on or before the due date indicated on such Statement, the Borrower shall not be in default of payment with respect to the billing period indicated on such Statement; provided, that acceptance by the Bank of any payment that is less than the total amount actually due at that time (including but not limited to any past due amounts) shall not constitute a waiver of the Bank’s right to receive payment in full at another time.

8.3
No Waiver. No delay on the part of the Bank in the exercise of any right or remedy waives that right or remedy. No single or partial exercise by the Bank of any right or remedy precludes any other future exercise of it or the exercise of any other right or remedy. The making of an advance during the existence of any default or subsequent to the occurrence of a default or when all conditions precedent have not been met shall not constitute a waiver of the default or condition precedent. No waiver or indulgence by the Bank of any default is effective unless it is in writing and signed by the Bank, nor shall a waiver on one occasion bar or waive that right on any future occasion.

8.4
Integration; Severability. This agreement, the Notes, and the other Related Documents embody the entire agreement and understanding between the Borrower and the Bank and supersede all prior agreements and understandings relating to their subject matter. If any one or more of the obligations of the Borrower under this agreement, the Notes, or the other Related Documents or any provision thereof is held to be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Borrower and the remaining provisions shall not in any way be affected or impaired; and the invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of such obligations or provisions in any other jurisdiction.

8.5	Joint and Several Liability. Each party executing this agreement as the Borrower is individually, jointly and severally liable under this agreement.

8.6
Governing Law and Venue. This agreement shall be governed by and construed in accordance with the laws of the State of Arizona (without giving effect to its laws of conflicts). The Borrower agrees that any legal action or proceeding with respect to any of its obligations under this agreement may be brought by the Bank in any state or federal court located in the State of Arizona, as the Bank in its sole discretion may elect. By the execution and delivery of this agreement, the Borrower submits to and accepts, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of those courts. The Borrower waives any claim that the State of Arizona is not a convenient forum or the proper venue for any such suit, action or proceeding.

8.7
Survival of Representations and Warranties. The Borrower understands and agrees that in extending the Credit Facilities, the Bank is relying on all representations, warranties, and covenants made by the Borrower in this agreement or in any certificate or other instrument delivered by the Borrower to the Bank under this agreement or in any of the other Related Documents. The Borrower further agrees that regardless of any investigation made by the Bank, all such representations, warranties and covenants will survive the making of the Credit Facilities and delivery to the Bank of this agreement, shall be continuing in nature, and shall remain in full force and effect until such time as the Liabilities shall be paid in full.

8.8
Non-Liability of the Bank. The relationship between the Borrower on one hand and the Bank on the other hand shall be solely that of borrower and lender. The Bank shall have no fiduciary responsibilities to the Borrower. The Bank undertakes no responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.

8.9
Indemnification of the Bank. The Borrower agrees to indemnify, defend and hold the Bank, its parent companies, Subsidiaries, Affiliates, their respective successors and assigns and each of their respective shareholders, directors, officers, employees and agents (collectively, the "Indemnified Persons") harmless from any and against any and all loss, liability, obligation, damage, penalty, judgment, claim, deficiency, expense, interest, penalties, attorneys' fees (including the fees and expenses of any attorneys engaged by the Indemnified Person) and amounts paid in settlement ("Claims") to which any Indemnified Person may become subject arising out of or relating to the Credit Facilities, the Liabilities under this agreement or any other Related Documents or the Collateral, except to the limited extent that the Claims are proximately caused by the Indemnified Person's gross negligence or willful misconduct. The indemnification provided for in this paragraph shall survive the termination of this agreement and shall not be affected by the presence, absence or amount of or the payment or nonpayment of any claim under, any insurance.

8.10
Counterparts. This agreement may be executed in multiple counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts, taken together, shall constitute one and the same agreement.

8.11
Advice of Counsel. The Borrower acknowledges that it has been advised by counsel, or had the opportunity to be advised by counsel, in the negotiation, execution and delivery of this agreement and any other Related Documents.

8.12
Recovery of Additional Costs. If the imposition of or any change in any Legal Requirement, or the interpretation or application of any thereof by any court or administrative or governmental authority (including any request or policy not having the force of law) shall impose, modify, or make applicable any taxes (except federal, state, or local income or franchise taxes imposed on the Bank), reserve requirements, liquidity requirements, capital adequacy requirements, Federal Deposit Insurance Corporation (FDIC) deposit insurance premiums or assessments, or other obligations which would (A) increase the cost to the Bank for extending, maintaining or funding the Credit Facilities, (B) reduce the amounts payable to the Bank under the Credit Facilities, or (C) reduce the rate of return on the Bank's capital as a consequence of the Bank's obligations with respect to the Credit Facilities, then the Borrower agrees to pay the Bank such additional amounts as will compensate the Bank therefor, within five (5) days after the Bank's written demand for such payment. The Bank's demand shall be accompanied by an explanation of such imposition or charge and a calculation in reasonable detail of the additional amounts payable by the Borrower, which explanation and calculations shall be conclusive in the absence of manifest error.

8.13
Expenses. The Borrower agrees to pay or reimburse the Bank for all its out-of-pocket costs and expenses and reasonable attorneys' fees (including the fees of in-house counsel) incurred in connection with the preparation and execution of this agreement, any amendment, supplement, or modification thereto, and any other Related Documents.

8.14
Reinstatement. The Borrower agrees that to the extent any payment or transfer is received by the Bank in connection with the Liabilities, and all or any part of the payment or transfer is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid or transferred by the Bank or paid or transferred over to a trustee, receiver or any other entity, whether under any proceeding or otherwise (any of those payments or transfers is hereinafter referred to as a "Preferential Payment"), then this agreement and the Notes shall continue to be effective or shall be reinstated, as the case may be, even if all those Liabilities have been paid in full and whether or not the Bank is in possession of the Notes and whether any of the Notes has been marked, paid, released or cancelled, or returned to the Borrower and, to the extent of the payment, repayment or other transfer by the Bank, the Liabilities or part intended to be satisfied by the Preferential Payment shall be revived and continued in full force and effect as if the Preferential Payment had not been made. The obligations of the Borrower under this section shall survive the termination of this agreement.

8.15
Assignments. The Borrower agrees that the Bank and its Affiliates may at any time work together and share any information about the Borrower and its Affiliates and their relationships with the Bank or any of its Affiliates or their successors, with and among the Bank or any of its Affiliates or their successors, or any purchaser or potential purchaser of any of the Notes or the other Liabilities, or any representative of any of the parties described in this sentence. The Borrower agrees that the Bank may at any time sell, assign or transfer one or more interests or participations in all or any part of its rights and obligations in the Notes to one or more purchasers whether or not related to the Bank.

8.16
Waivers. To the maximum extent not prohibited by applicable Legal Requirements, each Obligor waives (a) any right to receive notice of the following matters before the Bank enforces any of its rights: (i) any demand, diligence, presentment, dishonor and protest, or (ii) any action that the Bank takes regarding any Person, any Collateral, or any of the Liabilities, that it might be entitled to by law or under any other agreement; (b) any right to require the Bank to proceed against the Borrower, any other Obligor or any Collateral, or pursue any remedy in the Bank's power to pursue; (c) any defense based on any claim that any Obligor's obligations exceed or are more burdensome than those of the Borrower; (d) the benefit of any statute of limitations affecting liability of any Obligor or the enforcement hereof; (e) any defense arising by reason of any disability or other defense of the Borrower or by reason of the cessation from any cause whatsoever (other than payment in full) of the obligation of the Borrower for the Liabilities; and (f) any defense based on or arising out of any defense that the Borrower may have to the payment or performance of the Liabilities or any portion thereof. Each Obligor consents to any extension or postponement of time of its payment without limit as to the number or period, to any substitution, exchange or release of all or any part of any Collateral, to the addition of any other party, and to the release or discharge of, or suspension of any rights and remedies against, any Obligor. The Bank may waive or delay enforcing any of its rights without losing them. Any waiver affects only the specific terms and time period stated in the waiver. No modification or waiver of any provision of the Notes is effective unless it is in writing and signed by the Person against whom it is being enforced. Without limiting any foregoing waiver, consent or agreement, each Obligor further waives any and all benefits under Arizona Revised Statutes Sections

12-1641 through 12-1646, inclusive, and Rule 17(f) of the Arizona Rules of Civil Procedure, including any revision or replacement of such statutes or rules hereafter enacted.

8.17	Time is of the Essence. Time is of the essence under this agreement and in the performance of every term, covenant and obligation contained herein.

8.18
Confidentiality. The Bank agrees that it will treat information provided by the Borrower or its representatives to the Bank (the "Information") as confidential; provided, however, that the Bank may disclose the Information (a) to its Affiliates and its and its Affiliates’ directors, employees, officers, auditors, consultants, agents, counsel and advisors (such Affiliates and such Persons collectively, "Representatives"), it being understood that its Representatives shall be informed by the Bank of the confidential nature of such Information and be instructed to comply with the terms of this section to the same extent as is required of the Bank hereunder; (b) in response to a subpoena or other legal process, or as may otherwise be required by law, order or regulation, or upon the request or demand of any governmental or regulatory agency or authority having jurisdiction over the Bank or its Representatives or to defend or prosecute a claim brought against or by the Bank and/or its Representatives; (c) to actual and prospective assignees, actual and prospective participants, and actual and prospective swap counterparties, provided that all such participants, assignees or swap counterparties execute an agreement with the Bank containing provisions substantially the same as those contained in this section; (d) to holders of Equity Interests in the Borrower, other than holders of any Equity Interest in a publicly traded company; (e) to any Obligor; and (f) with the Borrower's consent. The restrictions contained in this section shall not apply to Information which (a) is or becomes generally available to the public other than as a result of a disclosure by the Bank or its Representatives in breach of this section, or (b) becomes available to the Bank or its Representatives from a source, other than the Borrower or one of its agents, who is not known to the Bank or its Representatives to be bound by any obligations of confidentiality to the Borrower, or (c) was known to the Bank or its Representatives prior to its disclosure to the Bank or its Representatives by the Borrower or one of its agents or was independently developed by the Bank or its Representatives, or (d) was or is, after the date hereof, disclosed (or required to be disclosed) by the Borrower to the Bank or any of its Representatives under or in connection with any existing financing relationship between the Borrower and the Bank or any of its Representatives, the disclosure of which shall be governed by the agreements executed in connection with such financing relationship. Any Person required to maintain the confidentiality of the Information as provided in this section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

9.	USA PATRIOT ACT NOTIFICATION. The following notification is provided to the Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each Person that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for the Borrower: When the Borrower opens an account, if it is an individual the Bank will ask for its name, taxpayer identification number, residential address, date of birth, and other information that will allow the Bank to identify it, and, if it is not an individual the Bank will ask for its name, taxpayer identification number, business address, and other information that will allow the Bank to identify it. The Bank may also ask, if the Borrower is an individual, to see its driver’s license or other identifying documents, and if it is not an individual, to see its Organizational Documents or other identifying documents.

10.
WAIVER OF SPECIAL DAMAGES. THE BORROWER WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT THE UNDERSIGNED MAY HAVE TO CLAIM OR RECOVER FROM THE BANK IN ANY LEGAL ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

11.
JURY WAIVER. TO THE MAXIMUM EXTENT NOT PROHIBITED BY APPLICABLE LAW, THE BORROWER AND THE BANK (BY ITS ACCEPTANCE HEREOF) HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) BETWEEN THE BORROWER AND THE BANK ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE OTHER RELATED DOCUMENTS. THIS PROVISION IS A MATERIAL INDUCEMENT TO THE BANK TO PROVIDE THE FINANCING DESCRIBED HEREIN.

Address(es) for Notices:	Borrower:
17800 N 85th Street Scottsdale, AZ 85255	TASER International, Inc.
Attn:	By:
Printed Name:
Date Signed:

Address for Notices:	Bank:
201 N. Central Ave, 21st Floor, AZ1-1178 Phoenix, AZ 85004	JPMorgan Chase Bank, N.A.
Attn:	By:
Printed Name:
Date Signed: